Exhibit 99.1

652 Albany Shaker Road, Albany, NY 12211News Release

FOR IMMEDIATE RELEASE:

Pioneer Bancorp, Inc. Reports Third Quarter Fiscal 2023
Net Income of $6.0 Million

Albany, N.Y. – May 5, 2023 – Pioneer Bancorp, Inc. (“Pioneer”) (NASDAQ: PBFS), the parent company of Pioneer Bank (the “Bank”) today reported the results for the three and nine months ended March 31, 2023, which is the third quarter of Pioneer’s fiscal year ending June 30, 2023.

Third Fiscal Quarter of 2023 Highlights

●	Net income increased $5.7 million to $6.0 million for the three months ended March 31, 2023 from the three months ended March 31, 2022.
●	Net interest margin increased 186 basis points to 4.14% for the three months ended March 31, 2023 from the three months ended March 31, 2022.
●	Net interest income increased $7.6 million, or 76.8%, to $17.5 million for the three months ended March 31, 2023 from the three months ended March 31, 2022.
●	Net loans receivable increased $103.7 million, or 10.5%, to $1.09 billion at March 31, 2023 from $982.6 million at June 30, 2022.
●	Return on average assets was 1.29% and 1.20% for the three and nine months ended March 31, 2023, respectively.
●	Return on average equity was 9.65% and 9.38% for the three and nine months ended March 31, 2023, respectively.

Thomas Amell, President and CEO stated, “Third quarter results, which build upon the solid results from the first two quarters of Pioneer’s 2023 fiscal year, reflect the strength of our balance sheet, consistent growth in net interest income and continued net interest margin expansion during a period of heightened market volatility. Pioneer’s diversified customer base, capital position and liquidity profile at March 31, 2023, along with our focus to develop and deepen customer relationships through our strategy of becoming “More Than a Bank” position us well for future opportunities and growth in a challenging economic environment.”

Net income for the three and nine months ended March 31, 2023 was $6.0 million, or $0.24 per basic and diluted share, and $17.4 million, or $0.69 per basic and diluted share, respectively, as compared to $302,000, or $0.01 per basic and diluted share and $7.9 million, or $0.31 per basic and diluted share for the three and nine months ended March 31, 2022, respectively.

Total consolidated assets were $1.86 billion at March 31, 2023, primarily consisting of $1.09 billion of net loans, $504.2 million of securities available for sale and $145.1 million of cash and cash equivalents. Consolidated deposits totaled $1.56 billion at March 31, 2023, and the deposit base was well diversified across customer segments, consisting of approximately 46.8% retail, 22.4% commercial and 30.8% municipal customer relationships. Estimated uninsured deposits, net of collateralized deposits, represented 14.7% of total deposits at March 31, 2023. Total shareholders’ equity was $259.9 million at March 31, 2023. The Bank has consistently maintained regulatory capital ratios measurably above the Federal “well capitalized” standard, including a Tier 1 (leverage) capital to average assets ratio of 10.82% and 9.61% at March 31, 2023 and 2022, respectively.

At March 31, 2023, Pioneer’s total available liquidity sources were $579.2 million, including $145.1 million of cash and cash equivalents, $101.3 million of unencumbered securities available for sale, $312.8 million of available borrowing capacity at the Federal Home Loan Bank, and a $20 million unsecured line of credit with a correspondent bank, as well as the ability to borrow from the Federal Reserve Bank through the Bank Term Funding Program and the discount window lending program.

Selected highlights at and for the three and nine months ended March 31, 2023 are as follows:

Net Interest Income and Margin

Net interest income increased $7.6 million, or 76.8%, to $17.5 million for the three months ended March 31, 2023 compared to $9.9 million for the three months ended March 31, 2022. Net interest income increased $18.7 million, or 61.0%, to $49.3 million for the nine months ended March 31, 2023 compared to $30.6 million for the nine months ended March 31, 2022.  The increase in net interest income was primarily due to increases in the average interest yield of interest-earning assets of 209 and 145 basis points to 4.45% and 3.89% for the three and nine months ended March 31, 2023, respectively, compared to 2.36% and 2.44% for the three and nine months ended March 31, 2022, respectively.

Interest income increased $8.6 million, or 83.3%, to $18.8 million for the three months ended March 31, 2023, from $10.2 million for the three months ended March 31, 2022. Interest income increased $20.2 million, or 63.8%, to $51.9 million for the nine months ended March 31, 2023, from $31.7 million for the nine months ended March 31, 2022. Increases in interest income for the three and nine months ended March 31, 2023 were driven by a significant increase in variable rate loan yields and yields on interest-earning deposits with banks due to rising market interest rates, as well as due to market related increases in interest rates on new loans and securities.

Interest expense increased $924,000, or 272.6%, to $1.3 million for the three months ended March 31, 2023 from $339,000 for the three months ended March 31, 2022. Interest expense increased $1.5 million, or 143.1%, to $2.6 million for the nine months ended March 31, 2023 from $1.1 million for the nine months ended March 31, 2022.  The average cost of interest-bearing liabilities increased by 38 and 20 basis points to 0.51% and 0.34% for the three and nine months ended March 31, 2023, respectively, compared to 0.13% and 0.14% for the three and nine months ended March 31, 2022, respectively. The average cost of interest-bearing liabilities increased for the three and nine months ended March 31, 2023, as the Federal Reserve Board raised the Federal Funds target rate throughout calendar year 2022 and into calendar year 2023. We continue to monitor the effects the increases in market rates are having on deposit rates and we anticipate the impact will lead to a continued increase in rates on interest-bearing liabilities and may result in pressure on net interest margin during Pioneer’s fourth fiscal quarter of 2023 (quarter ended June 30, 2023).

Net interest margin increased 186 and 133 basis points to 4.14% and 3.69% for the three and nine months ended March 31, 2023, respectively, compared to 2.28% and 2.36% for the three and nine months ended March 31, 2022, respectively.

Asset Quality and Loan Loss Provision

We recorded no provision and a benefit to the provision for loan losses of $280,000 for the three and nine months ended March 31, 2023, respectively, compared to no provision and $250,000 in provision recorded for the three and nine months ended March 31, 2022, respectively. The benefit recorded to the provision for the nine months ended March 31, 2023 was primarily due to improved credit quality and lower net charge-offs.

We recorded net recoveries of $22,000 for the three months ended March 31, 2023, compared to net charge-offs of $63,000 for the three months ended March 31, 2022 and net charge-offs of $30,000 for the nine months ended March 31, 2023, compared to net charge-offs of $934,000 for the nine months ended March 31, 2022.

Non-performing assets decreased to $10.1 million, or 0.54% of total assets, at March 31, 2023, compared to $16.1 million, or 0.82% of total assets, at March 31, 2022. The allowance for loan losses was $22.2 million, or 2.00% of total loans outstanding, at March 31, 2023 and $22.6 million, or 2.29% of total net loans outstanding, at March 31, 2022.

Noninterest Income and Noninterest Expense

Noninterest income of $3.3 million for the three months ended March 31, 2023, decreased $363,000, or 10.0%, as compared to $3.6 million for the three months ended March 31, 2022. The decrease was primarily due to a net gain on disposal of assets of $213,000 related to the sale of other real estate owned for the three months ended March 31, 2022. Noninterest income of $11.0 million for the nine months ended March 31, 2023, increased $239,000, or 2.2%, as compared to $10.8 million for the nine months ended March 31, 2022. The increase was primarily due to an increase in other income of $558,000 and an increase in insurance and wealth management services income of $276,000, offset in part by a decrease in bank fees and service charges of $339,000 and a decrease in net gain on disposal of assets of $275,000 related to the sale of other real estate owned for the nine months ended March 31, 2022. The increase in other income was primarily due to bank-owned life insurance income as a result of a death benefit. The increase in insurance and wealth management services income was due to the recent wealth management acquisitions. The decrease in bank fees and service charges was due to lower deposit service charges.

Noninterest expense was consistent at $13.1 million for the three months ended March 31, 2023 and for the three months ended March 31, 2022. Noninterest expense of $38.5 million for the nine months ended March 31, 2023 increased $7.6 million, or 24.7%, as compared to $30.9 million for the nine months ended March 31, 2022. The increase in non-interest expense was primarily due to recognition in the prior-year period of a non-recurring Employee Retention Credit (“ERC”) benefit of $5.0 million which reduced non-interest expense, offset in part by the recognition, also in the prior-year period, of litigation-related expense of $1.2 million. The ERC, which is a refundable tax credit against certain employment taxes, is one of the numerous tax provisions and other stimulus measures included in the CARES Act, as amended, providing financial assistance to businesses in response to the COVID-19 pandemic.  The litigation-related expense includes expenses related to legal proceedings, exclusive of legal fees and expenses.  The increase was also due to an increase in salaries and employee benefits expense of $1.9 million, an increase in professional fees of $678,000, and an increase in other expenses of $447,000. Salaries and employee benefits expense increased due to compensation expense from annual merit increases, hiring talent to fill open positions, as well as an enhanced annual award. Professional fees increased due to legal fees and expenses. Other expenses increased due to a tax-deductible contribution to the Pioneer Bank Charitable Foundation.

Income Taxes

Income tax expense increased $1.5 million to $1.6 million for the three months ended March 31, 2023 as compared to $154,000 for the three months ended March 31, 2022 primarily due to an increase in income before income taxes. Our effective tax rate was 21.4% for the three months ended March 31, 2023 compared to 33.8% for the three months ended March 31, 2022. Income tax expense increased $2.3 million to $4.7 million for the nine months ended March 31, 2023 from $2.4 million for the nine months ended March 31, 2022, due to an increase in income before income taxes. Our effective tax rate was 21.2% for the nine months ended March 31, 2023 compared to 23.1% for the nine months ended March 31, 2022. The decrease in our effective tax rate was primarily due to the increase in tax-exempt income for the three and nine months ended March 31, 2023 as compared to the prior-year periods.

Balance Sheet Summary

Total assets of $1.86 billion at March 31, 2023 decreased $99.9 million, or 5.1%, from $1.96 billion at June 30, 2022. The decrease was due primarily to a decrease of $231.0 million, or 61.4%, in cash and cash equivalents, offset in part by an increase of $103.7 million, or 10.5%, in net loans receivable and an increase of $22.4 million, or 4.6% in securities available for sale.

Net loans of $1.09 billion at March 31, 2023 increased $103.7 million, or 10.5%, from $982.6 million at June 30, 2022. By loan category, residential mortgage loans increased by $125.7 million, or 46.5%, to $396.0 million at March 31, 2023 from $270.3 million at June 30, 2022, commercial construction loans increased by $15.2 million, or 21.4%, to $86.3 million at March 31, 2023 from $71.1 million at June 30, 2022, and home equity loans and lines of credit increased by $4.2 million, or 5.1%, to $85.4 million at March 31, 2023 from $81.2 million at June 30, 2022. These increases were partially offset by a decrease in commercial real estate loans of $21.9 million, or 4.8%, to $431.6 million at March 31, 2023 from $453.5 million at June 30, 2022, a decrease in commercial and industrial loans of $19.6 million, or 19.0%, to $83.6 million at March 31, 2023 from $103.2 million at June 30, 2022, and a decrease in consumer loans of $2.6 million, or 11.7%, to $19.7 million at March 31, 2023 from $22.3 million at June 30, 2022.

Securities available for sale of $504.2 million at March 31, 2023 increased $22.4 million, or 4.6%, from $481.8 million at June 30, 2022. The increase was primarily due to purchases of U.S Government and agency obligations and municipal obligations of $127.9 million, offset in part by, maturities of $104.4 million and an increase in net unrealized losses of $819,000 during the nine months ended March 31, 2023.

Deposits of $1.56 billion at March 31, 2023 decreased $115.7 million, or 6.9%, from $1.68 billion at June 30, 2022. The decrease in deposits was related to a decrease in money market accounts of $38.2 million, or 7.7%, to $459.0 million at March 31, 2023 from $497.2 million at June 30, 2022, a decrease in demand accounts of $25.7 million, or 14.0%, to $157.2 million at March 31, 2023 from $182.8 million at June 30, 2022, a decrease in non-interest bearing demand accounts of $22.0 million, or 3.7%, to $571.5 million at March 31, 2023 from $593.5 million at June 30, 2022, a decrease in savings accounts of $16.7 million, or 5.1%, to $309.6 million at March 31, 2023 from $326.3 million at June 30, 2022 and a decrease in certificates of deposit of $13.3 million, or 16.6%, to $67.3 million at March 31, 2023 from $80.6 million at June 30, 2022. The decrease in deposits was primarily concentrated in certain larger and more rate-sensitive accounts. The effects of the Federal Reserve Board’s rapidly tightening monetary policy, inflation, and higher rate alternatives continued to have an impact on deposit balances.

Shareholders’ equity of $259.9 million at March 31, 2023 increased $17.3 million, or 7.1%, from $242.6 million at June 30, 2022 primarily as a result of net income of $17.4 million for the nine month period ended March 31, 2023.

About Pioneer

Pioneer Bancorp, Inc. (NASDAQ: PBFS), is a bank holding company whose wholly owned subsidiary is Pioneer Bank. The Bank is a New York State chartered savings bank whose wholly owned subsidiaries are Pioneer Commercial Bank, Anchor Agency, Inc. and Pioneer Financial Services, Inc. Pioneer provides diversified financial services through the Bank and its subsidiaries, with 22 offices in the Capital Region of New York State, and offers a broad array of deposit, lending, and other financial services to individuals, businesses, and municipalities. For more information on Pioneer, please visit www.pioneerny.com.

Cautionary Statement Concerning Forward-Looking Statements

Certain of the matters discussed in this communication constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, both as amended by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions, or future or conditional verbs, such as “will,” “would,” “should,” “could,” or “may.” These forward-looking statements include, but are not limited to, statements made by Mr. Thomas Amell. Pioneer’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. No assurance can be given that the future results covered by forward-looking statements will be achieved. These statements are based on the current expectations of our management, and it is important to note that our actual results could be materially different from those projected in such forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, including those discussed in our annual report on Form 10-K for the fiscal year ended June 30, 2022, under the heading “Risk Factors” and other filings made with the Securities and Exchange Commission (the “SEC”). Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this communication, unless noted otherwise. Except as required under the federal securities laws and the rules and regulations of the SEC, Pioneer does not undertake any obligation to release publicly any revisions to the forward-looking statements to reflect events or circumstances after the date of this communication or to reflect the occurrence of unanticipated events.

For additional information contact:

Patrick Hughes

Executive Vice President and Chief Financial Officer

(518) 730-3025

InvestorRelations@pioneerny.com

Pioneer Bancorp, Inc.

Selected Financial Data (unaudited)

	March 31,	June 30,
	2023	2022

	(In thousands)
Selected Financial Condition Data:
Total assets	$1,864,298	$1,964,229
Cash and cash equivalents	145,058	376,060
Securities available for sale	504,167	481,790
Securities held to maturity	23,972	23,952
Equity securities	2,209	2,039
Federal Home Loan Bank stock	1,139	1,091
Loans, net of allowance for loan losses	1,086,220	982,566
Bank-owned life insurance	16,386	17,165
Premises and equipment, net	42,175	38,018
Deposits	1,564,565	1,680,283
Shareholders' equity	259,865	242,627

	For the Three Months Ended		For the Nine Months Ended
	March 31,		March 31,
	2023	2022	2023	2022

Selected Operating Data:
Interest income	$18,779	$10,245	$51,949	$31,714
Interest expense	1,263	339	2,625	1,080
Net interest income	17,516	9,906	49,324	30,634
Provision for loan losses	—	—	(280)	250
Net interest income after provision for loan losses	17,516	9,906	49,604	30,384
Noninterest income	3,250	3,613	11,001	10,762
Noninterest expense	13,098	13,063	38,471	30,858
Income before taxes	7,668	456	22,134	10,288
Income tax expense	1,644	154	4,693	2,372
Net income	$6,024	$302	$17,441	$7,916

Basic and diluted earnings per share	$0.24	$0.01	$0.69	$0.31
Weighted average shares outstanding	25,169,383	25,118,467	25,163,018	25,112,102

	For the Three Months Ended		At or For the Nine Months Ended
	March 31,		March 31,
	2023	2022	2023	2022
Performance Ratios:
Return on average assets	1.29%	0.06%	1.20%	0.56%
Return on average equity	9.65%	0.51%	9.38%	4.40%
Interest rate spread (1)	3.94%	2.23%	3.56%	2.30%
Net interest margin (2)	4.14%	2.28%	3.69%	2.36%
Non-interest expenses to average assets	2.80%	2.77%	2.65%	2.20%
Efficiency ratio (3)	63.06%	96.63%	63.77%	74.54%
Average interest-earning assets to average interest-bearing liabilities	171.83%	166.06%	171.15%	164.75%

Capital Ratios (4):
Average equity to average assets			12.78%	12.81%
Total capital to risk weighted assets			20.07%	19.62%
Tier 1 capital to risk weighted assets			18.81%	18.36%
Common equity tier 1 capital to risk weighted assets			18.81%	18.36%
Tier 1 capital to average assets			10.82%	9.61%

Asset Quality Ratios:
Allowance for loan losses as a percentage of total loans			2.00%	2.29%
Allowance for loan losses as a percentage of non-performing loans			220.49%	140.01%
Net charge-offs (recoveries) to average outstanding loans during the period			—%	0.12%
Non-performing loans as a percentage of total loans			0.91%	1.63%
Non-performing loans as a percentage of total assets			0.54%	0.82%
Total non-performing assets as a percentage of total assets			0.54%	0.82%

Other:
Number of offices			22	22
Number of full-time equivalent employees			258	249

(1)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities for the periods presented.
(2)	Represents net interest income as a percentage of average interest-earning assets.
(3)	Represents non-interest expenses divided by the sum of net interest income and non-interest income.
(4)	Capital Ratios are for Pioneer Bank.

The above information is preliminary and based on Pioneer’s data available at the time of presentation.